RailAmerica Signs Agreement to Acquire Majority Interest in the Wellsboro and Corning Railroad
and Industrial Waste Group

JACKSONVILLE, FL, February 1, 2012 – RailAmerica (NYSE: RA) today announced that it has signed an agreement to acquire a seventy-percent interest in the Wellsboro and Corning Railroad (“WCOR”) and Industrial Waste Group (“IWG”) from Myles Group for $18 million. Members of the Myles family will retain the remaining thirty-percent interest in the companies and continue in senior leadership roles. The acquisition is subject to customary closing conditions and is expected to be completed early in the second quarter of 2012.

The WCOR operates 38 miles of track running from Wellsboro, PA to Corning, NY handling a variety of industrial products primarily used in the natural resources industry. RailAmerica anticipates the WCOR to experience rapid traffic growth and expand its freight and non-freight services in support of the development of the Marcellus Shale natural gas industry.

IWG performs transload, storage, and other value-added services for customers in the energy and waste management industries. It operates four transloading facilities located in Wellsboro, PA; Corning, NY; Toledo, OH; and Amelia, VA. RailAmerica expects IWG to continue to grow by developing transload operations in new markets and extending its services throughout RailAmerica’s network.

RailAmerica President and CEO John Giles said, “This is an exciting opportunity for both RailAmerica and Myles Group. The rail and transloading infrastructure at Wellsboro is uniquely located in the heart of the northern Marcellus Shale and represents a key asset in the transportation of both inbound and outbound products for major exploration and production companies. Both WCOR and IWG have established relationships and contracts with leading companies in the energy and related industries. The acquisition allows RailAmerica to gain direct exposure to the enormous potential in the area and also leverage the expertise of Myles Group in opening similar transload facilities throughout the country.”

Giles continued, “This transaction, along with our acquisition of the Marquette Railroad also announced today, is the result of our ongoing focus on growth through corporate development and strategic investments. We continue to pursue an active pipeline of opportunities and are optimistic about the outlook for additional accretive investments.”

Over the next 12 months of operations, WCOR and IWG combined are expected to generate approximately $17 million in revenue, $3.5 million in operating income (excluding closing costs) and $1.3 million in depreciation and amortization. RailAmerica intends to finance the purchase using cash on hand and its revolving credit facility. The financial results of the WCOR and IWG will be consolidated into RailAmerica’s financials, and RailAmerica’s net income will be reduced by the thirty-percent minority interest.

RailAmerica, Inc. owns and operates short-line and regional freight railroads in North America, operating a portfolio of 43 individual railroads with approximately 7,400 miles of track in 27 U.S. states and three Canadian provinces.

Cautionary Note Regarding Forward-Looking Statements
Certain items in this press release and other information we provide from time to time may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not necessarily limited to, statements relating to future events and financial performance. Words such as “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “appears,” “may,” “will,” “would,” “could,” “should,” “seeks,” “estimates” and variations on these words and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements. RailAmerica, Inc. can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. Factors that could have a material adverse effect on our operations and future prospects or that could cause actual results to differ materially from RailAmerica, Inc.’s expectations include, but are not limited to, prolonged capital markets disruption and volatility, general economic conditions and business conditions, our relationships with Class I railroads and other connecting carriers, our ability to obtain railcars and locomotives from other providers on which we are currently dependent, legislative and regulatory developments including rulings by the Surface Transportation Board or the Railroad Retirement Board, strikes or work stoppages by our employees, our transportation of hazardous materials by rail, rising fuel costs, goodwill assessment risks, acquisition risks, competitive pressures within the industry, risks related to the geographic markets in which we operate; and other risks detailed in RailAmerica, Inc.’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. In addition, new risks and uncertainties emerge from time to time, and it is not possible for RailAmerica, Inc. to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. RailAmerica, Inc. expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

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